Exhibit 8.2

235 Peachtree Street, NE Suite 1800 Atlanta, GA 30303	404 588 4200 wipfli.com

October 26, 2020

Boards of Directors

Community First Bancshares, MHC

Community First Bancshares, Inc.

Affinity Bancshares, Inc.

Newton Federal Bank

3175 Highway 278

Covington, GA 30014

Dear Sir and Madam:

You have requested that we express our opinion as to all material Georgia income tax consequences relating to the Plan of Conversion and Reorganization (the “Plan of Conversion” or the “Plan”) of Community First Bancshares, MHC, a federally-chartered mutual holding company (the “Mutual Holding Company”) from the mutual to the capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization dated September 8, 2020 and the integrated transactions described below.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan and are also relying on the truth and accuracy of certain representations made by you to us. We have also assumed that the transactions contemplated by the Plan will be consummated strictly in accordance with the Plan.

This opinion hereby incorporates the federal tax opinion prepared by Luse Gorman, PC. The federal tax opinion represents and makes certain conclusions regarding certain federal tax consequences of the same transaction listed above. In rendering our opinion as to certain Georgia income tax consequences, we have relied without verification on the accuracy and conclusions of the federal tax opinion of Luse Gorman, PC.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

In rendering our opinions, we have considered the applicable provisions of the Official Code of Georgia Annotated, the Official Compilation of Rules and Regulations of the State of Georgia, pertinent judicial authorities, other interpretative rulings and such other Georgia authorities as we have considered relevant.

Statement of Facts

Based upon our review of the documents described above, and in reliance upon such documents, we understand the relevant facts as follows. Newton Federal Bank (the “Bank”) became the wholly owned subsidiary of Community First Bancshares, Inc. a federally chartered stock corporation (the “Mid-Tier Holding Company”) in 2017. The Mid-Tier Holding Company is a stock holding company, whose shares of common stock are presently traded on the NASDAQ Capital Market. The Mid-Tier Holding Company’s majority owner is the Mutual Holding Company, which owns 53.8% of its outstanding shares. The owners of the Mutual Holding Company (i.e., the Members) are the depositors of the Bank, who are entitled upon complete liquidation of the Mutual Holding Company to any liquidating proceeds after the payment of creditors. At June 30, 2020 the Mid-Tier Holding Company had 7,570,797 shares of common stock outstanding, of which 3,500,142 shares, or 46.2%, were owned by the public and the remaining 4,070,655 shares of common stock of the Mid-Tier Holding Company were held by the Mutual Holding Company.

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

For what are represented to be valid business purposes, the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, and the Bank adopted the Plan of Conversion to convert the Mutual Holding Company from the mutual to the capital stock form of organization pursuant to statutes. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will offer shares of Holding Company Common Stock to the Bank’s depositors and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Reorganization:

(i)	The Mid-Tier Holding Company will organize the Holding Company as a first-tier subsidiary;

(ii)

The Mutual Holding Company will merge with the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity, pursuant to the Agreement of Merger (the “MHC Merger”), whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and the owners of the Mutual Holding Company (e.g. the depositors of the Bank) will constructively receive liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company;

(iii)

Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company, with the Holding Company as the surviving entity, pursuant to the Agreement of Merger whereby the Bank will be the wholly-owned subsidiary of the Holding Company (the “Mid-Tier Merger”). As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Members as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive an Exchange Share based upon the Exchange Ratio;

(iv)	Immediately after the Mid-Tier Merger, the Holding Company will sell the Subscription Shares in the Offering;

(v)

The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the initial balances of the Liquidation Account will be equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company before the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are set forth in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares. As part of the Conversion, additional shares of Holding Company Common Stock will be offered for

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

sale on a priority basis to depositors and eligible borrowers of the Bank, to current shareholders of the Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders and certain depositors of the Bank as of the Voting Record Date (“Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given first to persons residing in the Georgia counties of Barrow, Bartow, Butts, Cherokee, Clarke, Cobb, Dekalb, Fayette, Forsyth, Fulton, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Paulding, Putnam, Rockdale and Walton) and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

Law and Analysis

Georgia imposes an annual income tax on every domestic corporation and foreign corporation on its Georgia taxable net income under the Official Code of Georgia Annotated Section (“O.C.G.A. §”) 48-7-21.

The term “corporation” includes not only those entities created or organized under the laws of Georgia, but also every corporation doing business within Georgia or deriving income from sources within Georgia, in a corporate or organized capacity, by virtue of creation or organization under the laws of the United States or some state, territory, district or foreign country. Any association or organization that is required to report as a corporation for federal income tax purposes under the Internal Revenue Code,1 (the “Code”) is considered to be a corporation. Conversely, any association, organization or corporation required to report in any other capacity for federal income tax purposes will report in a like capacity for purposes of Georgia corporate reporting and taxation. See Ga. Comp. R. & Regs. § 560-7-3-.02(2).

“Depository financial institutions” are subject to all forms of state income taxation in the same manner and to the same extent as other corporations in Georgia. See O.C.G.A. § 48-6-90.1.

The term “Depository financial institution” means a “Bank” and “Savings and loan association” under O.C.G.A. § 48-6-90. Newton Federal Bank is a “Bank” as defined by O.C.G.A. §§ 48-6-90(1) and 48-7-21(a)(ii)(III).

Section 2(a) of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841(a) defines the term “bank holding company” as “any company which has control over any bank or over any company that is or becomes a bank holding company . . . .” Georgia law provides an identical definition of “bank holding company” pursuant to O.C.G.A. § 7-1-621(3).

[1]	Unless otherwise indicated, all references to the “Internal Revenue Code,” “Code Section” or “Code” are to the Internal Revenue Code of 1986, as amended.

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

For taxable years beginning on or after January 1, 2019, Georgia has adopted the provisions of the Code, and all federal acts as they relate to the computation of Federal Adjusted Gross Income (AGI) or federal taxable income for non-individuals (with certain exceptions) that were enacted on or before March 27, 2020. O.C.G.A. § 48-1-2(14). Additionally, for taxable years beginning on or after January 1, 2019, provisions of the Code, which were, as of March 27, 2020, enacted into law but not yet effective, will become effective for purposes of Georgia taxation on the same dates upon which they become effective for federal tax purposes pursuant to O.C.G.A. § 48-1-2(14).

As it relates to individual taxpayers, Georgia imposes a tax on every resident of the state with respect to the Georgia taxable net income of the taxpayer. O.C.G.A § 48-7-20. Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

Opinion

The proposed Conversion provides for no steps or components which would be treated differently for Georgia income tax purposes than for federal income tax purposes. The federal tax opinion letter of Luse Gorman, PC provides for no federal income taxes resulting from the Conversion except with respect to the receipt of cash in lieu of fractional share interests to the minority shareholders. Likewise, it is WIPFLI LLP’s opinion that there should be no Georgia income taxes resulting from the Conversion except as specifically noted herein.

Our opinion is based on the federal income tax treatment of the transactions as provided by Luse Gorman, PC. Based solely upon the foregoing representations and information and assuming the transactions occur in accordance with the Reorganization Agreement, WIPFLI LLP is of the opinion that under the relevant sections of the Georgia Code, Regulations and Statutes, for Georgia income tax purposes:

1.

The MHC Merger will qualify as a tax-free reorganization under Code Section 368(a)(1)(A). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

2.

The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirements of Section 1.368-1(b) of the Income Tax Regulations. Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

3.

No gain or loss will be recognized by the Mutual Holding Company on the transfer of its asset to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company. (Section 361(a), 361(c) and 357(a) of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

4.

No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the asset of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company. (Sections 1032(a) of the Code). Georgia substantially conforms to IRC Sec. 1032 nontaxable exchanges. O.C.G.A. § 48-1-2(14).

5.

Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code). Georgia

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

6.

The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Sections 362(b) of the Code. Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

7.

The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company. (Section 1223(2) of the Code). Georgia substantially conforms to IRC 1223 relating to holding period. O.C.G.A. § 48-1-2(14).

8.

The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization withing the meaning of Section 368(a)(1)(F) of the Code. Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

9.

The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and the constructive distribution of interests in the liquidation Account to the Eligible Account Holders and Supplemental Account Holders. (Section 361(a), 361(c) and 357(a) of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

10.

No gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger. (Section 1032(a) of the Code). Georgia substantially conforms to all federal acts as it relates to nontaxable exchanges. O.C.G.A. § 48-1-2(14).

11.

The basis of the assets of the Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

12.

The holding period of the assets of Mid-Tier Holding Company (other than the stock in Bank) to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code). Georgia substantially conforms to IRC 1223 relating to holding period. O.C.G.A. § 48-1-2(14).

13.

Except with respect to the receipt of cash in lieu of fractional share interests, Mid-Tier Holding Company stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock. (Section 354 of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

14.

The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company common stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Sections 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

the cash they received differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574). Georgia follows the Code and all federal acts as they relate to determining taxable income under these provisions. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

15.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company. (Sections 354 of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

16.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock. (Section 356(a) of the Code) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights (Rev. Rul. 56-572, 1956-2 C.B. 182). Georgia follows the Code and all federal acts as they relate to determining taxable income under these provisions. O.C.G.A. § 48-1-2(14). Georgia taxable net income of an individual is the taxpayer’s federal adjusted gross income, as defined by Code Section 62, with certain modifications. O.C.G.A. § 48-7-27.

17.

It is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they constructively receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company following a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion. (Section 356(a) of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

18.

Each stockholder’s aggregate basis in his or her Holding Company common stock received in the exchange will be the same as such stockholder’s aggregate basis of his or her Mid-Tier Holding Company common stock surrendered in exchange thereof. (Section 358(a) of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

19.

It is more likely than not that the basis of the Holding Company common stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code). Georgia substantially conforms to the Code as it relates to basis of property. O.C.G.A. § 48-1-2(14).

20.

Each stockholder’s holding period in his or her Holding Company common stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Code). Georgia follows the Code

Boards of Directors

Newton Federal Bank

Community First Bancshares, Inc.

Community First Bancshares, MHC

and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

21.

The holding period of the Holding Company common stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code). Georgia follows the Code and all federal acts as it relates to determining taxable income under this provision. O.C.G.A. § 48-1-2(14).

22.

No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the Offering. (Section 1032 of the Code). Georgia substantially conforms to the Code as it relates to nontaxable exchanges. O.C.G.A. § 48-1-2(14).

No assurances are or can be given that the Georgia Department of Revenue or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Georgia income tax treatment to the parties enumerated based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Georgia Department of Revenue or the courts. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof. Further, any variation or differences in facts or representations recited herein, for any reason, could affect our conclusions, possibly in an adverse manner, and make them inapplicable.

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve Board and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters”.

Very truly yours,

WIPFLI LLP